Filed pursuant to Rule 433
Dated March 22, 2011

Relating to
Pricing Supplement No. 729 dated March 22, 2011 to
Registration Statement No. 333-156423

Global Medium-Term Notes, Series F

Floating Rate Senior Notes Due 2014 (Reopening)

Issuer:	Morgan Stanley
Principal Amount:
$100,000,000.  The notes offered hereby constitute a further issuance of, and will be consolidated with, the $1,500,000,000 aggregate principal amount of Floating Rate Senior Notes Due 2014 issued by us on January 25, 2011 and the $850,000,000 aggregate  principal amount of Floating Rate Senior Notes Due 2014 issued by us on February 4, 2011. The notes offered hereby will have the same CUSIP number as the previously issued Floating Rate Senior Notes Due 2014 and will trade interchangeably with the previously issued Floating Rate Senior Notes Due 2014 immediately upon settlement. Upon completion of this offering, the aggregate principal amount outstanding of all such notes will be $2,450,000,000.

Maturity Date:	January 24, 2014
Trade Date:	March 22, 2011
Original Issue Date (Settlement):	March 25, 2011
Interest Accrual Date:	January 25, 2011
Issue Price (Price to Public):	101.78% plus accrued interest from January 25, 2011
Agents’ Commission:	0.25% of the principal amount
All-in Price:	101.53% plus accrued interest from January 25, 2011
Net Proceeds to Issuer:	$101,530,000 plus accrued interest from January 25, 2011
Base Rate:	LIBOR
Spread (plus or minus):	Plus 1.60%
Index Maturity:	Three months
Index Currency:	U.S. Dollars
Interest Payment Period:	Quarterly
Interest Payment Dates:	Each January 24, April 24, July 24 and October 24, commencing April 24, 2011
Day Count Convention:	Actual/360
Initial Interest Rate:	Base Rate plus 1.60% (determined by the Calculation Agent on the second London banking day prior to January 25, 2011)
Initial Interest Reset Date:	April 24, 2011
Interest Reset Dates:	Each Interest Payment Date
Interest Reset Period:	Quarterly
Specified Currency:	U.S. Dollars (“$”)
Minimum Denomination:	$100,000 and integral multiples of $1,000 in excess thereof
Business Day:	New York
CUSIP:	61747WAE9
ISIN:	US61747WAE93
Issuer Ratings:	A2 (Moody’s) / A (Standard & Poor’s) / A (Fitch) / A+ (R&I) / A (high) (DBRS) (Negative / Negative / Stable / Negative / Negative)
Agents:
Morgan Stanley & Co. Incorporated (“MS & Co.”) and such other agents as shall be named in the above-referenced Pricing Supplement.  MS & Co. is our wholly-owned subsidiary. MS & Co. will therefore conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.
Global Settlement:	Through The Depository Trust Company, Euroclear or Clearstream, Luxembourg

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at.www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free 1-866-718-1649.

Prospectus Supplement Dated December 23, 2008
Prospectus Dated December 23, 2008